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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[  ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   Alfred I. duPont Testamentary Trust
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   1650 Prudential Drive, Suite 300
--------------------------------------------------------------------------------
                                    (Street)

   Jacksonville,           FL                     32207
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


   St. Joe Corporation  SJP
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   2-98
================================================================================
5. If Amendment, Date of Original (Month/Year)

   N/A
================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          02/13/98       S               12,000,000  D      $34.00    49,643,292     D        Member of
                                                                                                                           a Group
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  51,967,979**   I
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================
                                                                                                                             (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see
Instruction 4(b)(v).

** See "Explanation of Response" in the Attachment to Form 4 explaining the form of indirect ownership.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:
* See Attachment.



* See Attachment
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

      Attachment to Form 4 Filed by the Alfred I. duPont Testamentary Trust Reporting Beneficial Ownership of Common Stock of St. Joe Corporation
                              Dated March 10, 1998

Explanation of Response: Pursuant to instruction 4(b)(v) of Form 4, the Alfred
I. duPont Testamentary Trust and each of the persons listed below are Reporting Persons. The Alfred I. duPont Testamentary Trust and each of the persons listed below are filing this Form 4 as joint filers and each are considered for purposes of this Form 4 to be members of a single group ("Group") within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act").

This Form 4 is being filed to report that the Alfred I. duPont Testamentary Trust and each of the persons listed below beneficially own shares of St. Joe Corporation as members of the Group, instead of individually, for purposes of complying with the reporting requirements of Section 16(a) of the 1934 Act. Please note that the ownership positions reported reflect a 3-for-1 stock split by St. Joe Corporation that occurred in January 1998.

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Securities Acquired
                                                                 (A) or Disposed of (D)  Amount of
                                                                 ----------------------  Securities      Ownership        Nature of
                                                                           (A)           Beneficially    Form:            Indirect
Name and Address of        Title of   Transaction  Transaction   Amount    or    Price   Owned at the    Direct (D)       Beneficial
Reporting Person           Security   Date         Code                    (D)           End of Month    or Indirect (I)  Ownership
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
The Nemours Foundation    Common                                                             2,232,408        D
1650 Prudential Drive     Stock
Suite 300
Jacksonville, FL 32207

                          Common                                                             51,967,979       I            Member of
                          Stock                                                                                            a Group
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Winfred L. Thornton       Common                                                                  6,064       D
1650 Prudential Drive     Stock
Suite 300
Jacksonville, FL 32207

                          Common                                                             51,967,979       I            Member of
                          Stock                                                                                            a Group
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Securities Acquired
                                                                 (A) or Disposed of (D)  Amount of
                                                                 ----------------------  Securities      Ownership        Nature of
                                                                           (A)           Beneficially    Form:            Indirect
Name and Address of        Title of   Transaction  Transaction   Amount    or    Price   Owned at the    Direct (D)       Beneficial
Reporting Person           Security   Date         Code                    (D)           End of Month    or Indirect (I)  Ownership
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
William T. Thompson III   Common       2/23/98         S         5,000     D     $34.81       58,450      D
1650 Prudential Drive     Stock
Suite 300
Jacksonville, FL 32207


                          Common                                                          51,967,979      I                Member of
                          Stock                                                                                            a Group
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Jacob C. Belin            Common                                                              27,765      D
1650 Prudential Drive     Stock
Suite 300
Jacksonville, FL 32207


                          Common                                                          51,967,979      I               Member of
                          Stock                                                                                           a Group
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Hugh M. Durden            Common
1650 Prudential Drive     Stock
Suite 300
Jacksonville, FL 32207


                          Common                                                          51,967,979      I               Member of
                          Stock                                                                                           a Group
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
John F. Porter III        Common
1650 Prudential Drive     Stock
Suite 300
Jacksonville, FL 32207


                          Common                                                          51,967,979      I               Member of
                          Stock                                                                                           a Group
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Herbert H. Peyton         Common
1650 Prudential Drive     Stock
Suite 300
Jacksonville, FL 32207


                          Common                                                          51,972,979      I               Member of
                          Stock                                                                                           a Group
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                    Signatures to Form 4 Dated March 10, 1998
                Filed by the Alfred I. duPont Testamentary Trust
           Reporting Ownership of Common Stock of St. Joe Corporation


Alfred I. duPont Testamentary Trust      William T. Thompson III

By:    /s/ Winfred L. Thornton           By:    /s/ William T. Thompson III
       ----------------------------             -------------------------------

Name:  Winfred L. Thornton               Name:  William T. Thompson III
       ----------------------------             -------------------------------

Title: Chairman                          Date:  March 9, 1998
       ----------------------------             -------------------------------

Date:  March 9, 1998
       ----------------------------      Jacob C. Belin

The Nemours Foundation                   By:    /s/ Jacob C. Belin
                                                -------------------------------
By:    /s/ Jacob C. Belin
       ----------------------------      Name:  Jacob C. Belin
                                                -------------------------------
Name:  Jacob C. Belin
       ----------------------------      Date:  March 9, 1998
                                                -------------------------------
Title: President
       ----------------------------      Hugh M. Durden

Date:  March 9, 1998                     By:    /s/ Hugh M. Durden
       ----------------------------             -------------------------------

Winfred L. Thornton                      Name:  Hugh M. Durden
                                                -------------------------------
By:    /s/ Winfred L. Thronton
       ----------------------------      Date:  March 9, 1998
                                                -------------------------------
Name:  Winfred L. Thronton
       ----------------------------
                                         John F. Porter III
Date:  March 9, 1998
       ----------------------------      By:    /s/ John F. Porter III
                                                -------------------------------
By:    /s/ Herbert H. Peyton
       ----------------------------      Name:  John F. Porter III
                                                -------------------------------
Name:  Herbert H. Peyton
       ----------------------------      Date:  March 9, 1998
                                                -------------------------------
Date:  March 9, 1998
       ----------------------------